CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate	Amount of Registration
Offered	Offering Price	Fee
Outperformance PLUS due 2009	$18,100,000	$555.67

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 442 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated December 21, 2007
Rule 424(b)(2)
$18,100,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Outperformance PLUS Due January 20, 2009
Based on the Performance of Shares of the Consumer Staples Select Sector SPDR Fund Relative to
Shares of the Consumer Discretionary Select Sector SPDR Fund

Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, the Outperformance PLUS will pay at maturity an amount based on the performance of the shares of the Consumer Staples Select Sector SPDR Fund (the “XLP Staples Shares”) relative to the performance of the shares of the Consumer Discretionary Select Sector SPDR Fund (the “XLY Discretionary Shares”) over the term of the Outperformance PLUS.  If the XLP Staples Shares outperform the XLY Discretionary Shares, you will receive an amount in cash based on 300% of the difference between the percentage performance of the XLP Staples Shares and the percentage performance of the XLY Discretionary Shares, subject to a maximum payment at maturity. If the XLP Staples Shares underperform the XLY Discretionary Shares, you will receive an amount which is less than the $10 stated principal amount of each Outperformance PLUS by an amount proportionate to the negative outperformance return.
•	The stated principal amount and issue price of each Outperformance PLUS is $10.
•	The Outperformance PLUS do not offer any principal protection.
•	We will not pay interest on the Outperformance PLUS.
•	At maturity, you will receive for each $10 stated principal amount of Outperformance PLUS, a payment at maturity equal to:
➢
If the XLP Staples Shares outperform the XLY Discretionary Shares, the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity.

➢
If the XLP Staples Shares underperform the XLY Discretionary Shares, the product of (i) $10 times (ii) 1 plus the outperformance return.  This amount will be less than the $10 stated principal amount of Outperformance PLUS.

•
The outperformance return will equal the XLP Staples Shares return minus the XLY Discretionary Shares return and will be a positive number if the XLP Staples Shares outperform the XLY Discretionary Shares and a negative number if the XLP Staples Shares underperform the XLY Discretionary Shares.

➢	The XLP Staples Shares return and the XLY Discretionary Shares return will each equal the final price for the shares minus the initial price for the shares divided by the initial price for the shares.
➢
The initial price for the XLP Staples Shares is $29.34 and for the XLY Discretionary Shares is $32.94, the closing prices of the respective shares on the day we priced the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date.

➢
The final price for each share will equal the closing price of the shares on January 15, 2009, which we refer to as the valuation date, subject to adjustment for market disruption events, times the adjustment factor which will be 1.0, subject to adjustment in the event of certain events affecting the applicable shares.

•	The maximum payment at maturity is $12.70 (127% of the stated principal amount).
•	The participation rate will equal 300%.
•	Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares or the XLY Discretionary Shares or their component stocks.
•	If the XLP Staples Shares underperform the XLY Discretionary Shares, you will lose money on your investment.
•	The Outperformance PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Outperformance PLUS is 61747W737.
You should read the more detailed description of the Outperformance PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Outperformance PLUS.”
The Outperformance PLUS involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Outperformance PLUS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER OUTPERFORMANCE PLUS

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10	$0.15	$9.85
Total	$18,100,000	$271,500	$17,828,500

(1)
The Outperformance PLUS will be issued at $10 per Outperformance PLUS and the agent’s commissions will be $0.15 per Outperformance PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Outperformance PLUS will be $9.975 per Outperformance PLUS and $0.125 per Outperformance PLUS, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Outperformance PLUS will be $9.9625 per Outperformance PLUS and $0.1125 per Outperformance PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of Outperformance PLUS will be $9.95 per Outperformance PLUS and $0.10 per Outperformance PLUS, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the Outperformance PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Outperformance PLUS, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the Outperformance PLUS to the public in Hong Kong as the Outperformance PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Outperformance PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the Outperformance PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the Outperformance PLUS nor make the Outperformance PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Outperformance PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Outperformance PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Outperformance PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the Outperformance PLUS at maturity is based on the performance of the shares of the Consumer Staples Select Sector SPDR Fund (the “XLP Staples Shares”) relative to the performance of the shares of the Consumer Discretionary Select Sector SPDR Fund (the “XLY Discretionary Shares”).  Investors in the Outperformance PLUS must be willing to accept the risk of loss of their principal, and also be willing to forgo interest payments in exchange for a capped leveraged return if the XLP Staples Shares outperform the XLY Discretionary Shares.  If the XLP Staples Shares underperform the XLY Discretionary Shares, investors will lose money on their investment.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc.

Each Outperformance PLUS costs $10
We, Morgan Stanley, are offering you Outperformance PLUS Due January 20, 2009, Based on the Performance of the Shares of the Consumer Staples Select Sector SPDR Fund Relative to the Shares of the Consumer Discretionary Select Sector SPDR Fund, which we refer to as the Outperformance PLUS.  The stated principal amount of each Outperformance PLUS is $10.

The original issue price of the Outperformance PLUS includes the agent’s commissions paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the Outperformance PLUS reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the Outperformance PLUS.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Outperformance PLUS—Use of Proceeds and Hedging.”

The Outperformance PLUS do not guarantee any return of principal; no interest
Unlike ordinary debt securities, the Outperformance PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the XLP Staples Shares underperform the XLY Discretionary Shares, we will pay to you an amount in cash per Outperformance PLUS that is less than the $10 stated principal amount of each Outperformance PLUS by an amount based on the underperformance of the XLP Staples Shares relative to the XLY Discretionary Shares.  You will lose some or all of your investment in the Outperformance PLUS if the XLP Staples Shares underperform the XLY Discretionary Shares.

The Outperformance PLUS offer a payment at maturity based on whether the XLP Staples Shares outperform the XLY Discretionary Shares
The Outperformance PLUS offer a payment at maturity based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.

The XLP Staples Shares are shares of the Consumer Staples Select Sector SPDR Fund.  The Consumer Staples Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Consumer Staples Select Sector SPDR Fund.  The Consumer Staples Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index.  It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Consumer Staples Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  The Consumer Staples Select Sector Index is designed to measure performance of certain public companies that represent the consumer staples sector of the S&P 500 Index.  The Consumer Staples Select Sector Index includes companies in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.

The XLY Discretionary Shares are shares of the Consumer Discretionary Select Sector SPDR Fund.  The Consumer Discretionary Select Sector SPDR Fund is an exchange-traded fund that is also managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Consumer Discretionary Select Sector SPDR Fund as well as the Consumer Staples Select Sector SPDR Fund described above.  The Consumer Discretionary Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Consumer Discretionary Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  The Consumer Discretionary Select Sector Index is designed to measure performance of certain public companies that represent the consumer discretionary sector of the S&P 500 Index.  The Consumer Discretionary Select Sector Index includes companies in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

The Outperformance PLUS therefore offer exposure to the performance of consumer staples stocks on the U.S. equities market relative to the performance of consumer discretionary stocks, as measured by the performance of the XLP Staples Shares and the XLY Discretionary Shares, respectively.

Payment at maturity	At maturity, we will pay you an amount based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares, calculated as follows:

➢  If the XLP Staples Shares outperform the XLY Discretionary Shares because the XLP Staples Shares return is equal to or greater than the XLY Discretionary Shares return, then the outperformance return will be positive or zero, and you will receive at maturity an amount greater than or equal to the $10 stated principal amount and calculated as follows:

$10 x [1 + (outperformance return x participation rate)], subject to the maximum payment at maturity.

where,

Participation rate = 300%

Outperformance return	=
XLP Staples Shares return – XLY Discretionary Shares return, which will be a positive number if the XLP Staples Shares outperform the XLY Discretionary Shares and a negative number if the XLP Staples Shares underperform the XLY Discretionary Shares

Maximum payment at maturity	=	$12.70 (127% of the stated principal amount)

where,

XLP Staples Shares return	=	XLP Staples Shares final price – XLP Staples Shares initial price XLP Staples Shares initial price and,

XLY Discretionary Shares return	=	XLY Discretionary Shares final price – XLY Discretionary Shares initial price XLY Discretionary Shares initial price where,

XLP Staples Shares initial price	=	$29.34, the closing price of the XLP Staples Shares on the day we priced the Outperformance PLUS for initial sale to the public, which we refer to as the pricing date,

XLP Staples Shares final price	=
the closing price of the XLP Staples Shares on January 15, 2009, which we refer to as the valuation date, subject to adjustment for market disruption events, times the XLP Staples Shares adjustment factor,

XLP Staples Shares adjustment factor	=	1.0, subject to adjustment in the event of certain events affecting the XLP Staples Shares,

XLY Discretionary Shares initial price	=	$32.94, the closing price of the XLY Discretionary Shares on the pricing date,

XLY Discretionary Shares final price	=	the closing price of the XLY Discretionary Shares on the valuation date, subject to adjustment for market disruption events, times the XLY Discretionary Shares adjustment factor, and

XLY Discretionary Shares adjustment factor	=	1.0, subject to adjustment in the event of certain events affecting the XLY Discretionary Shares.

➢  If the XLP Staples Shares underperform the XLY Discretionary Shares because the XLY Discretionary Shares return is greater than the XLP Staples Shares return, then the outperformance return will be negative, and you will receive at maturity an amount which will be less than the $10 stated principal amount and calculated as follows:

$10 x (1 + outperformance return)

The participation rate is 300% and will enhance any outperformance of the XLP Staples Shares relative to the XLY Discretionary Shares.  Accordingly, if the XLP Staples Shares outperform the XLY Discretionary Shares, the return on your investment will be at a rate of three times the rate of the outperformance, or 3% gain of principal for every 1% of outperformance.   On the other hand, each 1% of underperformance will result in a 1% loss of principal. You will lose some or all of your investment in the Outperformance PLUS if the XLP Staples Shares underperform the XLY Discretionary Shares.

We will assess the extent of any outperformance or underperformance of the XLP Staples Shares relative to the XLY Discretionary Shares by taking the XLP Staples Shares return (which will be expressed as a percentage increase or decrease) and comparing it to the XLY Discretionary Shares return (which will also be expressed as a percentage increase or decrease).  If the XLP Staples Shares return exceeds the XLY Discretionary Shares return, the XLP Staples Shares will have outperformed the XLY Discretionary Shares.  Conversely, if the XLP Staples Shares return is less than the XLY Discretionary Shares return, then the XLP Staples Shares will have underperformed the XLY Discretionary Shares.  For example, if the XLP Staples Shares return is 25% (meaning the XLP Staples Shares have appreciated 25% over the term of the Outperformance PLUS) and the XLY Discretionary Shares return is 36% (meaning the XLY Discretionary Shares has appreciated 36% over the term of the Outperformance PLUS), the XLP Staples Shares will have underperformed the XLY Discretionary Shares by 11%.  Such a level of underperformance would result in a return of negative 11%.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Outperformance PLUS at Maturity,” which illustrates the performance of the Outperformance PLUS at maturity assuming a range of hypothetical outperformance returns.  The graph does not show every situation that may occur.  On PS-9, we have also provided a set of examples which show how the relative performances of the XLP Staples Shares and the XLY Discretionary Shares can affect your payment at maturity.

You can review the historical prices and performances of the XLP Staples Shares and the XLY Discretionary Shares and the historical outperformance return in the sections of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”

Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares, the XLY Discretionary Shares or the respective indices underlying the XLP Staples Shares and the XLY Discretionary Shares.  Your investment is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  You will only receive a positive return on your investment if the XLP Staples Shares outperform the XLY Discretionary Shares.

You will lose money on your investment if the XLP Staples Shares underperform the XLY Discretionary Shares.

The XLP Staples Shares adjustment factor and the XLY Discretionary Shares adjustment factor may be changed
During the life of the Outperformance PLUS, our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the XLP Staples Shares adjustment factor and the XLY Discretionary Shares adjustment factor, each initially set at 1.0, to reflect the occurrence of certain events relating to the respective shares.  You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLP Staples Shares or the XLY Discretionary Shares,” “Description of PLUS—XLP Staples Shares Adjustment Factor, ” “—XLY Discretionary Shares Adjustment Factor” and “—Antidilution Adjustments.”

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the XLP Staples Shares initial price and the XLY Discretionary Shares initial price, and will determine the XLP Staples Shares final price, the XLY Discretionary Shares final price, the XLP Staples Shares return, the XLY Discretionary Shares return and the outperformance return and will calculate the payment at maturity.

Where you can find more information on the Outperformance PLUS
The Outperformance PLUS are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the Outperformance PLUS, you should read the “Description of Outperformance PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in the Outperformance PLUS in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Outperformance PLUS—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Outperformance PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE OUTPERFORMANCE PLUS AT MATURITY

The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the XLP Staples Shares to the XLY Discretionary Shares, not of the standalone performance of the XLP Staples Shares or the XLY Discretionary Shares.  The outperformance return can be negative even when the price of the XLP Staples Shares has increased over the term of the Outperformance PLUS and can be positive even when the price of the XLP Staples Shares has declined.  Please see the “Table of Examples – Relative Share Performances” below.  The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following terms:

•	Stated principal amount per Outperformance PLUS:	$10

•	Participation rate:	300%

•	Maximum payment at maturity:	$12.70

Where the XLP Staples Shares have outperformed the XLY Discretionary Shares so that the outperformance return is positive, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to $10 plus an amount based on that outperformance, subject to the maximum payment at maturity.  Where the XLP Staples Shares have underperformed the XLY Discretionary Shares, the payout on the Outperformance PLUS at maturity reflected in the graph below is equal to an amount which is less than the stated principal amount of $10 per Outperformance PLUS by an amount proportionate to that negative outperformance return.  The graph does not show every situation that may occur.

The Outperformance Return
The Outperformance PLUS
$12.70 maximum payment at maturity
Outperformance PLUS zone
$10.00 stated principal amount
Payment at Maturity on the Outperformance PLUS
$13.00
$12.50
$12.00
$11.50
$11.00
$10.50
$10.00
$9.50
$9.00
$8.50
$8.00
$7.50
$7.00
-30%
-25%
-20%
-15%
-10%
-5%
0%
5%
10%
15%
20%
25%
30%
35%
40%
9%
27%
Outperformance Return

Table of Examples – Relative Share Performances

The following examples demonstrate the effect of the relative performances of each of the XLP Staples Shares and XLY Discretionary Shares on your investment return and are based on the following terms:

•	Stated principal amount per Outperformance PLUS:	$10

•	Participation rate:	300%

•	Maximum payment at maturity:	$12.70

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
XLP Staples Shares return:	7%	– 10%	30%	– 5%	15%	5%
XLY Discretionary Shares return:	2%	– 15%	5%	5%	30%	105%
Amount of Outperformance:	5%	5%	25%	—	—	—
Amount of Underperformance:	—	—	—	10%	15%	100%
Outperformance Return:	5%	5%	25%	– 10%	– 15%	– 100%
Payment at Maturity:	$11.50	$11.50	$12.70	$9.00	$8.50	$0.00
Return on Outperformance PLUS:	15%	15%	27%	– 10%	– 15%	– 100%

In Example 1, the price of the XLP Staples Shares has increased 7% and the price of the XLY Discretionary Shares has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

In Example 2, the price of the XLP Staples Shares has decreased 10% and the price of the XLY Discretionary Shares has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $11.50, which represents a 15% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (5% x 300%)]), subject to the maximum payment at maturity = $11.50

Accordingly, even though the price of the XLP Staples Shares hasdecreased over the term of the Outperformance PLUS, the XLP Staples Shares have still outperformed the XLY Discretionary Shares and as such, you will receive a positive return on your investment.

In Example 3, the price of the XLP Staples Shares has increased 30% and the price of the XLY Discretionary Shares has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore the maximum payment at maturity of $12.70, which represents a 27% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $12.70

Accordingly, even though the XLP Staples Shares haveoutperformed the XLY Discretionary Shares by 25%, your payment at maturity is capped by the maximum payment at maturity of 127% of the stated principal amount (or $12.70).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the price of the XLP Staples Shares has decreased 5% and the price of the XLY Discretionary Shares has increased 5%, giving an outperformance return of – 10% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $9.00, which represents a – 10%  return on the Outperformance PLUS.

Payment at maturity =  $10 times [1 + (– 10%)]) = $9.00

Accordingly, the negative performance of the XLP Staples Shares, combined with the positive performance of the XLY Discretionary Shares, results in a greater loss on your investment in the Outperformance PLUS than the negative performance of the XLP Staples Shares alone.

In Example 5, the price of the XLP Staples Shares has increased 15% and the price of the XLY Discretionary Shares has increased 30%, giving an outperformance return of – 15% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  Because the XLP Staples Shares have underperformed relative to the XLY Discretionary Shares, the payment at maturity is $8.50, which represents a – 15% return on the Outperformance PLUS.

Payment at maturity =  $10 times [1 + (– 15%)]) = $8.50

Accordingly, even though the price of the XLP Staples Shares hasincreased over the term of the Outperformance PLUS, the XLP Staples Shares have underperformed the XLY Discretionary Shares and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by an amount proportionate to the underperformance.

In Example 6, the price of the XLP Staples Shares has increased 5% and the price of the XLY Discretionary Shares has increased 105%, giving an outperformance return of – 100% (representing the difference between the performance of the XLP Staples Shares and the performance of the XLY Discretionary Shares).  The payment at maturity is therefore $0.00, which represents a – 100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the price of the XLP Staples Shares hasincreased over the term of the Outperformance PLUS, the XLP Staples Shares have underperformed the XLY Discretionary Shares by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than – 100%, you will lose all of your investment in the Outperformance PLUS.

RISK FACTORS

The Outperformance PLUS are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  Investing in the Outperformance PLUS is not equivalent to investing directly in either the XLP Staples Shares or the XLY Discretionary Shares.  This section describes the most significant risks relating to the Outperformance PLUS.  You should carefully consider whether the Outperformance PLUS are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the Outperformance PLUS do not pay interest and do not guarantee any return of principal
The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we do not guarantee any return of principal and will not pay you interest on the Outperformance PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  If the XLP Staples Shares underperform the XLY Discretionary Shares, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return. In these circumstances, you will lose some or all of your investment in the Outperformance PLUS.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS-8.

The payment at maturity is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares
The payment at maturity is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  Accordingly, the XLP Staples Shares must increase over the term of the Outperformance PLUS by a greater percentage (or, if the XLY Discretionary Shares and the XLP Staples Shares both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the XLY Discretionary Shares.  If the XLP Staples Shares underperform the XLY Discretionary Shares, you will lose some or all of your money on your investment even if the XLP Staples Shares have increased over the term of the Outperformance PLUS.  In addition, price movements in either shares will affect the payment at maturity and a decrease in the XLP Staples Shares combined with an increase in the XLY Discretionary Shares will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.

Your appreciation potential is limited
The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $12.00 to $12.40, or 120% to 124% of the $10 stated principal amount.  As a result, you will not share in any outperformance of the XLP Staples Shares relative to the XLY Discretionary Shares in excess of approximately 6.67% to 8.00%.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 120% to 124% of the stated principal amount for the Outperformance PLUS, the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds approximately 6.67% to 8.00%.  See “Hypothetical Payouts on the Outperformance PLUS at Maturity” on PS-8.

The Outperformance PLUS will not be listed
The Outperformance PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Outperformance PLUS.  MS & Co. currently intends to act as a market maker for the Outperformance PLUS but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Outperformance PLUS easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the Outperformance PLUS, the price at which you may be able to trade your Outperformance PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the

Outperformance PLUS. Because it is not possible to predict whether the market for the Outperformance PLUS will be liquid or illiquid, you should be willing to hold your Outperformance PLUS to maturity.

Market price of the Outperformance PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Outperformance PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Outperformance PLUS in the secondary market, including:

•   the price and performance of the XLP Staples Shares and the XLY Discretionary Shares at any time, and in particular, whether the XLP Staples Shares are outperforming or underperforming the XLY Discretionary Shares,

• changes in the volatility (frequency and magnitude of changes in prices) of the XLP Staples Shares and the XLY Discretionary Shares,

• interest and yield rates in the market,

• the dividend rate on the XLP Staples Shares and the XLY Discretionary Shares,

•   geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index or stock markets generally and that may affect the closing prices of the XLP Staples Shares and the XLY Discretionary Shares on the valuation date,

• the occurrence of certain events affecting the XLP Staples Shares and the XLY Discretionary Shares that may or may not require an adjustment to the relevant adjustment factors,

• the time remaining until the Outperformance PLUS mature, and

• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Outperformance PLUS prior to maturity.  For example, you may have to sell your Outperformance PLUS at a substantial discount from the stated principal amount if, at the time of sale, the XLP Staples Shares are underperforming the XLY Discretionary Shares.

You can review the historical prices of the XLP Staples Shares and XLY Discretionary Shares in the section of this pricing supplement called “Description of Outperformance PLUS—Historical Information.”  You cannot predict the future performance of the XLP Staples Shares and the XLY Discretionary Shares based on their historical performance.  We cannot guarantee that on the valuation date the XLP Staples Shares will have outperformed the XLY Discretionary Shares so that you will receive a payment at maturity in excess of $10.

There are risks associated with investments in securities with concentrations in two market sectors
The payment at maturity on the Outperformance PLUS is based on the performance of the XLP Staples Shares relative to the performance of the XLY Discretionary Shares.  The stocks included in the Consumer Staples Select Sector Index and that are generally tracked by the XLP Staples Shares are stocks of companies that represent the consumer staples sector of the S&P 500 Index.  The stocks included in the Consumer Discretionary Select Sector Index and that are generally tracked by the XLY Discretionary Shares, which the XLP Staples Shares must outperform for you to receive a positive return on your investments, are stocks of companies that represent the consumer discretionary sector of the S&P 500 Index.  Accordingly, the return on the Outperformance PLUS is concentrated on the performance of the stocks in those two market sectors and will be subject to the industry-specific risks of both industry sectors.  In addition, the value of the Outperformance PLUS can be expected to be subject to more price volatility over the term of the Outperformance PLUS than would an Outperformance PLUS tied to market indices with more diversified market exposure, and the Outperformance PLUS may be subject to risk of greater loss of principal at maturity as a result of the underlying volatility of either or both of the XLP Staples Shares or the XLY Discretionary Shares.

As of December 21, 2007, the Consumer Staples Select Sector Index included 39 component stocks in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.  Many companies in the consumer staples sector are subject to government regulation affecting the permissibility of using various food additives and production methods, which regulations could affect company profitability.  Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation.  Also, the success of food and soft drink companies may be strongly affected by fads, marketing campaigns and other factors affecting supply and demand.

As of December 21, 2007, the Consumer Discretionary Select Sector Index included 86 component stocks in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.  The success of consumer product manufacturers and retailers is tied closely to the performance of the overall domestic and international economy, interest rates and consumer confidence.  Success also depends heavily on disposable household income and consumer spending.  Changes in demographics and consumer tastes can also affect the demand for, and success of, consumer products in the marketplace and hence the performance of companies in the consumer discretionary sector.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

You have no shareholder rights as an investor in the Outperformance PLUS
As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the XLP Staples Shares or the XLY Discretionary Shares or the component stocks of the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index.

Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares or the XLY Discretionary Shares
Investing in the Outperformance PLUS is not equivalent to investing in the XLP Staples Shares or the XLY Discretionary Shares or the component stocks of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index.  Unlike a direct investment in the XLP Staples Shares or the XLY Discretionary Shares, if the XLP Staples Shares underperform the XLY Discretionary Shares, you will lose money on your investment, even if the XLP Staples Shares appreciate over the term of the Outperformance PLUS.  You should review the hypothetical examples beginning on PS-9.

Adjustments to the XLP Staples Shares or the XLY Discretionary Shares or to the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index could adversely affect the value of the Outperformance PLUS

SSgA Funds Management, Inc., which we refer to as SSgA, is the investment adviser to the Consumer Staples Select Sector SPDR Fund and the Consumer Discretionary Select Sector SPDR Fund, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index, respectively.  The stocks included in each of the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index are calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index that could change the value of the respective Select Sector Index.  Pursuant to their investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Consumer Staples Select Sector SPDR Fund and the Consumer Discretionary Select Sector SPDR Fund.  Any of these actions could adversely affect the prices of the XLP Staples Shares and the XLY Discretionary Shares and, consequently, the value of the Outperformance PLUS.

The XLP Staples Shares and the Consumer Staples Select Sector Index, and similarly, the XLY Discretionary Shares and the Consumer Discretionary Select Sector Index, are different
The performance of the XLP Staples Shares may not exactly replicate the performance of the Consumer Staples Select Sector Index because the Consumer Staples Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Consumer Staples Select Sector Index.  It is also possible that the Consumer Staples Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Consumer Staples Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA may invest up to 5% of the Consumer Staples Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments.  The Consumer Staples Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Consumer Staples Select Sector Index and in managing cash flows.  For similar reasons, the performance of the XLY Discretionary Shares may not exactly replicate the performance of the Consumer Discretionary Select Sector Index.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLP Staples Shares or the XLY Discretionary Shares
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the XLP Staples Shares or the XLY Discretionary Shares.  However, the calculation agent will not make an adjustment for every event that could affect the XLP Staples Shares or the XLY Discretionary Shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Outperformance PLUS may be materially and adversely affected.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Outperformance PLUS.  As calculation agent, MS & Co. will determine the XLP Staples Shares initial price, the XLY Discretionary Shares initial price, the XLP Staples Shares final price, the XLY Discretionary Shares final price, the XLP Staples Shares return, the XLY Discretionary Shares return and the outperformance return and calculate the payment at maturity.   Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Outperformance PLUS—Market Disruption Event.”

The original issue price of the Outperformance PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Outperformance PLUS.  The subsidiaries through which we hedge our obligations under the Outperformance PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the Outperformance PLUS
MS & Co. and other affiliates of ours have carried out will continue to carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the XLP Staples Shares, the XLY Discretionary Shares or the component stocks underlying the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index), including trading in the XLP Staples Shares and/or trading short in the XLY Discretionary Shares, and by taking positions in options contracts on the XLP Staples Shares and the XLY Discretionary Shares as well as in other instruments related to the XLP Staples Shares and the XLY Discretionary Shares.  MS & Co. and some of our other subsidiaries also trade the XLP Staples Shares and the XLY Discretionary Shares and other financial instruments related to the XLP Staples Shares and the XLY Discretionary Shares and the component stocks of the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the price of the XLP Staples Shares and/or decreased the price of the XLY Discretionary Shares and, as a result, could have adversely affected the prices at which the XLP Staples Shares and the XLY Discretionary Shares must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the prices of the XLP Staples Shares and the XLY Discretionary Shares, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain, the Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Although the U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain, the Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please read the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal tax consequences of investing in the Outperformance PLUS.  As discussed under “United States Federal Income Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the Outperformance PLUS ─ Potential Application of the Constructive Ownership Rule,” although the matter is not clear, there is a substantial risk that an investment in the Outperformace PLUS will be treated as a “constructive ownership transaction.”  If such treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Outperformance PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). U.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Outperformance PLUS, the timing and character of income on the Outperformance PLUS might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the Outperformance PLUS).  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly on a retroactive basis.

Both U.S. and non-U.S. investors considering an investment in the Outperformance PLUS should read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Outperformance PLUS as well as the notice and its potential implications for an investment in the Outperformance PLUS.

DESCRIPTION OF OUTPERFORMANCE PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Outperformance PLUS” refers to each $10 Stated Principal Amount of any of our Outperformance PLUS Due January 20, 2009, Based on the Performance of the Shares of the Consumer Staples Select Sector SPDR Fund Relative to the Shares of the Consumer Discretionary Select Sector SPDR Fund.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$18,100,000

Original Issue Date (Settlement Date)	December 31, 2007

Maturity Date
January 20, 2009, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.  If the  Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the Valuation Date as postponed.

Pricing Date	December 21, 2007, the day we priced the Outperformance PLUS for initial sale to the public.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61747W737

Denominations	$10 and integral multiples thereof

Stated Principal Amount	$10 per Outperformance PLUS

Issue Price	$10 per Outperformance PLUS (see “—Supplemental Information Concerning Plan of Distribution”).

Payment at Maturity	At maturity, upon delivery of the Outperformance PLUS to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Outperformance PLUS an amount in cash equal to:

(a) if the XLP Staples Shares outperform the XLY Discretionary Shares because the XLP Staples Shares Return is equal to or greater than the XLY Discretionary Shares Return,

$10 x [1 + (Outperformance Return x Participation Rate)],

subject to the Maximum Payment at Maturity; and

(b) if the XLP Staples Shares underperform the XLY Discretionary Shares because the XLY Discretionary Shares Return is greater than the XLP Staples Shares Return,

$10 x (1 + Outperformance Return).

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Outperformance PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Outperformance PLUS to the Trustee for delivery to DTC, as holder of the Outperformance PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

XLP Staples Shares	Shares of the Consumer Staples Select Sector SPDR Fund

XLY Discretionary Shares	Shares of the Consumer Discretionary Select Sector SPDR Fund.

We refer to each of the XLY Discretionary Shares and the XLP Staples Shares as the Underlying Shares.

Maximum Payment at Maturity	$12.70 (127% of the Stated Principal Amount).

Participation Rate	300%

Outperformance Return
The Outperformance Return will equal the XLP Staples Shares Return less the XLY Discretionary Shares Return, which will be a positive number if the XLP Staples Shares outperform the XLY Discretionary Shares and a negative number if the XLP Staples Shares underperform the XLY Discretionary Shares.

XLP Staples Shares Return	The XLP Staples Shares Return will equal (a) XLP Staples Shares Final Price less XLP Staples Shares Initial Price divided by (b) XLP Staples Shares Initial Price.

XLY Discretionary Shares Return	The XLY Discretionary Shares Return will equal (a) XLY Discretionary Shares Final Price less XLY Discretionary Shares Initial Price divided by (b) XLY Discretionary Shares Initial Price.

XLP Staples Shares Initial Price	$29.34, the XLP Staples Shares Price on the Pricing Date.

XLP Staples Shares Final Price	The XLP Staples Shares Price on the Valuation Date.

XLY Discretionary Shares Initial Price	$32.94, the XLY Discretionary Shares Price on the Pricing Date.

XLY Discretionary Shares Final Price	The XLY Discretionary Shares Price on the Valuation Date.

XLP Staples Shares Price
The XLP Staples Shares Price on any day will equal the Closing Price of the XLP Staples Shares times the XLP Staples Shares Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.

XLY Discretionary Shares Price
The XLY Discretionary Shares Price on any day will equal the Closing Price of the XLY Discretionary Shares times the XLY Discretionary Shares Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.

Closing Price	Subject to the provisions set out under “—Discontinuance of either Underlying Shares and/or Consumer Staples Select Sector

Index or Consumer Discretionary Select Sector Index; Alteration of Method of Calculation” below, the Closing Price for either of the Underlying Shares (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)
if such Underlying Shares (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Shares (or any such other security) are listed or admitted to trading,

(ii)	if such Underlying Shares (or any such other security) are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if such Underlying Shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day

If such Underlying Shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one such Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to either of the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of either Underlying Shares and/or Consumer Staples Select Sector Index or Consumer Discretionary Select Sector Index; Alteration of Method of Calculation” below.

XLP Staples Shares Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the XLP Staples Shares. See “—Antidilution Adjustments” below.

XLY Discretionary Shares Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the XLY Discretionary Shares. See “—Antidilution Adjustments” below.

Valuation Date	January 15, 2009, subject to adjustment for Market Disruption Events as described in the following paragraph.

If the scheduled Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day with respect to the XLP Staples Shares or the XLY Discretionary Shares, the Valuation Date with respect to both Underlying Shares shall be the next succeeding Trading Day on which there is no Market Disruption Event with respect to either Underlying Shares; provided that if a Market Disruption Event has occurred to either or both Underlying Shares on each of the two Trading Days immediately succeeding the scheduled Valuation Date, then (i) such second succeeding Trading Day will be deemed to be the Valuation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such second Trading Day on which a Market Disruption Event occurs with respect to either or both Underlying Shares, the Calculation Agent will determine the price on such second Trading Day of (A) any undisrupted Underlying Shares in accordance with “—XLP Staples Shares Price” or “—XLY Discretionary Shares Price,” as applicable, and (B) any disrupted Underlying Shares in accordance with the method described in the third and fourth sentences of “—Closing Price” above.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC (“AMEX”), The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Outperformance PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Outperformance PLUS.  Your beneficial interest in the Outperformance PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Outperformance PLUS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Outperformance PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Outperformance PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Outperformance PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the XLP Staples Shares Initial Price, the XLY Discretionary Shares Initial Price, the XLP Staples Shares Final Price, the XLY Discretionary Shares Final Price, the XLP Staples Shares Return, the XLY Discretionary Shares Return and the Outperformance Return.  See “—Discontinuance of either Underlying Shares and/or Consumer Staples Select Sector Index or Consumer Discretionary Select Sector Index; Alteration of Method of Calculation,” “—Market Disruption Event” and “—Antidilution Adjustments” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to each of the XLP Staples Shares and XLY Discretionary Shares individually:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of such Underlying Shares on the primary market for such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Shares as a result of which the reported trading prices for such Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to such Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index, as applicable, on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index, as applicable, or such Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Outperformance PLUS.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index, as applicable, shall be based on a comparison of (x) the portion of the level of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index, as applicable, attributable to that security relative to (y) the overall level of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index, as applicable, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including such Underlying Shares, will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index or such Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index or such Underlying Shares and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index or such Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means, in respect of the XLP Staples Shares or the XLY Discretionary Shares, as applicable, the primary exchange or market of trading for any security (or any combination thereof) then included in the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index or any Successor Index (as described below).

Antidilution Adjustments
If the XLP Staples Shares or the XLY Discretionary Shares are subject to a stock split or reverse stock split, then once such split has become effective, the XLP Staples Shares Adjustment Factor or the XLY Discretionary Shares Adjustment Factor, as applicable, will be adjusted to equal the product of the prior XLP Staples Shares Adjustment Factor or XLY Discretionary Shares Adjustment Factor, as applicable, and the number of shares issued in such stock split or reverse stock split with respect to one XLP Share or XLY Share, as applicable.

No adjustment to the XLP Staples Shares Adjustment Factor or the XLY Discretionary Shares Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Index Publisher	With respect to the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index, the AMEX and the Standard & Poor’s Corporation (“S&P”).

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Outperformance PLUS shall have occurred and be continuing, the amount declared due and payable for each Outperformance PLUS upon any acceleration of the Outperformance PLUS (the “Acceleration Amount”) will be equal to the Payment at Maturity calculated as if the XLP Staples Shares Price and the XLY Discretionary Shares Price as of the date of such acceleration were the XLP Staples Shares Final Price and the XLY Discretionary Shares Final Price.

If the maturity of the Outperformance PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Outperformance PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of either Underlying Shares and/or Consumer Staples Select Sector Index or Consumer Discretionary Select Sector Index; Alteration of
Method of Calculation
If the Consumer Staples Select Sector SPDR Fund or the Consumer Discretionary Select Sector SPDR Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the applicable Underlying Shares on the Valuation Date will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index (or any Successor Index, as described below), as applicable, on the Valuation Date (taking into account any material changes in the method of calculating the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the XLP Staples Shares or the XLY Discretionary Shares, as applicable, and the denominator of which is the closing value of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index (or any Successor Index, as described below), as applicable, each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the XLP Staples Shares or the XLY Discretionary Shares, as applicable, was available.

If the Index Publisher discontinues publication of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index, as the case may be, and the Index Publisher or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Consumer Staples Select Sector Index or Consumer Discretionary Select Sector Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price for the XLP Staples Shares or the XLY Discretionary Shares, as applicable, following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day on which any Closing Price for the XLP Staples Shares or the XLY Discretionary Shares is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Outperformance PLUS, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Outperformance PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index prior to, and such discontinuance is continuing on, the Valuation Date following a Liquidation Event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for the XLP Staples Shares or the XLY Discretionary Shares, as applicable, for such date.  The Closing Price for the XLP Staples Shares or the XLY Discretionary Shares, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index may adversely affect the value of the Outperformance PLUS.

The Consumer Staples Select Sector SPDR Fund and the Consumer Discretionary Select Sector
SPDR Fund; Public Information
The Select Sector SPDR Trust (the “Trust”) is a registered investment company that consists of nine separate investment portfolios, including the Consumer Staples Select Sector SPDR Fund and the Consumer Discretionary Select Sector SPDR Fund.  The Consumer Staples Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Staples Select Sector Index.  The Consumer Discretionary Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Consumer Discretionary Select Sector Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at

http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Outperformance PLUS offered hereby and does not relate to the XLP Staples Shares or the XLY Discretionary Shares.  We have derived all disclosures contained in this pricing supplement regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Outperformance PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the XLP Staples Shares or the XLY Discretionary Shares (and therefore the price of the XLP Staples Shares or the XLY Discretionary Shares at the time we price the Outperformance PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Outperformance PLUS and therefore the trading prices of the Outperformance PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the XLP Staples Shares relative to the XLY Discretionary Shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the XLP Staples Shares or the XLY Discretionary Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Outperformance PLUS under the securities laws.  As a prospective purchaser of the Outperformance PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the Outperformance PLUS based on the performance of the XLP Staples Shares relative to the XLY Discretionary Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc.  The Outperformance PLUS are not sponsored, endorsed, sold, or promoted by The McGraw-Hill Companies, Inc. or the Trust. The McGraw-Hill Companies, Inc. and the Trust make no representations or warranties to the owners of the Outperformance PLUS or any member of the public regarding the advisability of investing in the Outperformance PLUS. The McGraw-Hill Companies, Inc. and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Outperformance PLUS.

The Consumer Staples Select Sector
Index and the Consumer Discretionary
Select Sector Index
We have derived all information contained in this prospectus supplement regarding the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index, including, without limitation, their make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Consumer Staples Select Sector Index and the Consumer Discretionary Select Sector Index.

The Consumer Staples Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the consumer staples sector of the S&P 500 Index.  As of December 21, 2007, the Consumer Staples Select Sector Index included 39 component stocks in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.

The Consumer Discretionary Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the consumer discretionary sector of the S&P 500 Index.  As of December 21, 2007, the Consumer Discretionary Select Sector Index included 86 component stocks in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index.  As of the market close on December 21, 2007, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.2722%
The Consumer Staples Select Sector Index	10.2945%
The Energy Select Sector Index	12.7274%
The Financial Select Sector Index	17.5733%
The Health Care Select Sector Index	12.1226%
The Industrial Select Sector Index	11.5612%
The Materials Select Sector Index	3.3778%
The Technology Select Sector Index	20.4386%
The Utilities Select Sector Index	3.6324%
Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

•
The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

•
Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

•
Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology
The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Historical Information
The following tables set forth the high and low closing prices, as well as end-of-quarter closing prices, of the XLP Staples Shares and the XLY Discretionary Shares for each quarter in the period from January 1, 2002 through December 21, 2007.  On December 21, 2007, the Closing Price of the XLP Staples Shares was $29.34 and the Closing Price of the XLY Discretionary Shares was $32.94.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical prices of the XLP Staples Shares and the XLY Discretionary Shares should not be taken as an indication of future performance, and no assurance can be given as to the prices of the XLP Staples Shares and the XLY Discretionary Shares on the Valuation Date.  We cannot give you any assurance that the performance of the XLP Staples Shares over the term of the Outperformance PLUS will be greater than the performance of the XLY Discretionary Shares so that you will receive a Payment at Maturity which is greater than $10.

XLP Staples Shares	High	Low	Period End
2002
First Quarter	26.45	24.79	26.10
Second Quarter	26.05	22.25	22.25
Third Quarter	22.47	18.88	19.79
Fourth Quarter	21.37	19.63	19.94
2003
First Quarter	20.62	17.82	18.57
Second Quarter	20.77	18.51	20.16
Third Quarter	20.85	19.77	20.32
Fourth Quarter	21.78	20.69	21.78
2004
First Quarter	23.28	21.43	22.88
Second Quarter	23.54	22.57	23.09
Third Quarter	22.98	21.43	21.66
Fourth Quarter	23.17	21.26	23.08
2005
First Quarter	23.73	22.77	23.02
Second Quarter	23.56	22.48	22.75
Third Quarter	23.58	22.52	23.28
Fourth Quarter	23.94	22.62	23.29
2006
First Quarter	24.17	23.07	23.60
Second Quarter	24.31	23.13	24.19
Third Quarter	25.74	24.00	25.38
Fourth Quarter	26.26	25.21	26.12
2007
First Quarter	27.05	25.75	26.65
Second Quarter	28.00	26.72	27.05
Third Quarter	27.98	26.28	27.98
Fourth Quarter (through December 21, 2007)	29.49	27.73	29.34

XLY Discretionary Shares	High	Low	Period End
2002
First Quarter	30.69	27.75	30.04
Second Quarter	30.45	27.20	27.47
Third Quarter	27.66	21.89	22.67
Fourth Quarter	25.56	21.35	23.11
2003
First Quarter	24.37	20.90	22.73
Second Quarter	28.10	23.00	27.09
Third Quarter	29.48	26.90	27.58
Fourth Quarter	31.49	28.34	31.49
2004
First Quarter	32.49	30.60	31.75
Second Quarter	32.51	29.93	31.63
Third Quarter	31.44	28.96	31.20
Fourth Quarter	35.42	31.21	35.29
2005
First Quarter	35.06	32.73	33.16
Second Quarter	33.73	30.98	32.78
Third Quarter	35.02	31.66	32.49
Fourth Quarter	33.73	30.77	32.65
2006
First Quarter	34.02	32.93	33.66
Second Quarter	34.78	32.44	33.39
Third Quarter	35.21	31.34	34.95
Fourth Quarter	38.75	35.03	38.36
2007
First Quarter	40.19	37.28	38.03
Second Quarter	40.41	38.16	39.33
Third Quarter	40.17	35.25	36.83
Fourth Quarter (through December 21, 2007)	38.15	32.68	32.94

The following graph plots the respective historical percentage performance of the XLP Staples Shares and the XLY Discretionary Shares for the period January 1, 2002 to December 21, 2007, using the prices of the XLP Staples Shares and the XLY Discretionary Shares on January 1, 2002 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the XLP Staples Shares and the XLY Discretionary Shares cannot be taken as an indication of their future performance.

The following graph plots the Outperformance Returns of the XLP Staples Shares relative to the XLY Discretionary Shares over rolling thirteen month periods commencing on each day in the period from December 22, 1998 to November 21, 2006.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the period commencing on January 22, 2000 and ending on December 21, 2007 (e.g. the plot point for December 21, 2007 shows the Outperformance Return for the thirteen months from November 21, 2006 to December 21, 2007).  The historical Outperformance Returns cannot be taken as an indication of the Outperformance Return for the Outperformance PLUS and do not reflect the Participation Rate applicable to the Outperformance PLUS.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.  The Original Issue Price of the Outperformance PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Outperformance PLUS and the cost of hedging our obligations under the Outperformance PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the XLP Staples Shares and short positions in the XLY Discretionary Shares or by taking positions in options contracts on the XLP Staples Shares and the XLY Discretionary Shares. Such purchase activity could have potentially increased the price of the XLP Staples Shares and/or decreased the price of the XLY Discretionary Shares and, as a result, could have adversely affected the relative prices at which the XLP Staples Shares and the XLY Discretionary Shares must close before you would receive at maturity a payment that exceeds the principal amount of the Outperformance PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Outperformance PLUS by purchasing and selling options contracts on the XLP Staples Shares or the XLY Discretionary Shares listed on major securities markets, exchange traded funds or by selling positions related to the XLP Staples Shares and purchasing positions related to the XLY Discretionary Shares or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling or purchasing any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities have not affected or will not affect the price of the XLP Staples Shares or the XLY Discretionary Shares and, therefore, adversely affect the value of the Outperformance PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Outperformance PLUS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Outperformance PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.975 per Outperformance PLUS and the agent’s commissions will be $0.125 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Outperformance PLUS, the price will be $9.9625 per Outperformance PLUS and the agent’s commissions will be $0.1125 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Outperformance PLUS and the price will be $9.95 per Outperformance PLUS and the agent’s commissions will be $0.10 per Outperformance PLUS for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Outperformance PLUS.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Outperformance PLUS distributed by such dealers.  After the initial offering of the Outperformance PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Outperformance PLUS against payment therefor in New York, New York on December 31, 2007, which will be the fifth scheduled Business Day following the Pricing Date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Outperformance PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Outperformance PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Outperformance PLUS.  Specifically, the Agent may sell more Outperformance PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Outperformance PLUS for its own account.  The Agent must close out any naked short position by purchasing the Outperformance PLUS in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Outperformance PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Outperformance PLUS in the open market to stabilize the price of the Outperformance PLUS.  Any of these activities may raise or maintain the market price of the Outperformance PLUS above independent market levels or prevent or retard a decline in the market price of the Outperformance PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Outperformance PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Outperformance PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Outperformance PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Outperformance PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Outperformance PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Outperformance PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Outperformance PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Outperformance PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Outperformance PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Outperformance PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Outperformance PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Outperformance PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Outperformance PLUS to the public in Hong Kong as the Outperformance PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Outperformance PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Outperformance PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Outperformance PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Outperformance PLUS nor make the Outperformance PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Outperformance PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Outperformance PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Outperformance PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Outperformance PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Outperformance PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Outperformance PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Outperformance PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Outperformance PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Outperformance PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-

exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Outperformance PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Outperformance PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Outperformance PLUS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Outperformance PLUS issued under this pricing supplement and is superseded by the following discussion.

The following are the material U.S. federal tax consequences of ownership and disposition of the Outperformance PLUS.

This discussion only applies to initial investors in the Outperformance PLUS who:

• purchase the Outperformance PLUS at their “issue price”; and
• will hold the Outperformance PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities or foreign currencies;
•	investors holding the Outperformance PLUS as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the Outperformance PLUS is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Outperformance PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Outperformance PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

General

Under current law, the Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial, or administrative authorities that directly address the characterization or treatment of the Outperformance PLUS or instruments that are similar to the Outperformance PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein.  Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Outperformance PLUS (including alternative characterizations of the Outperformance PLUS) and with respect to any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the characterization and treatment of the Outperformance PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the Outperformance PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Outperformance PLUS

Assuming the characterization and treatment of the Outperformance PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Outperformance PLUS should equal the amount paid by the U.S. Holder to acquire the Outperformance PLUS.

Sale, Exchange, or Settlement of the Outperformance PLUS.  Upon a sale or exchange of the Outperformance PLUS, or upon settlement of the Outperformance PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or settlement and the U.S. Holder’s tax basis in the Outperformance PLUS sold, exchanged, or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any capital gain or loss recognized upon the sale, exchange or settlement of the Outperformance PLUS should be long-term capital gain or loss if the U.S. Holder has held the Outperformance PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule.  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Consumer Staples Select Sector SPDR Fund  (the “XLP Staples Shares”)).  Under the “constructive ownership” rule, if an investment in the Outperformance PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. Holder in respect of the Outperformance PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. Holder, determined as if the U.S. Holder had acquired the XLP Staples Shares on the Original Issue Date and sold them on the date of sale, exchange, or settlement of the Outperformance PLUS at fair market value (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, or settlement of the Outperformance PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement of the Outperformance PLUS).

Although the matter is not clear, there is a substantial risk that an investment in the Outperformance PLUS will be treated as a “constructive ownership transaction.”  If such treatment applies, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Outperformance PLUS will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Outperformance PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Outperformance PLUS over (ii) the “net underlying long-term capital gain” such U.S. Holder would have had if such U.S. Holder had acquired an amount of the XLP Staples Shares at fair market value on the Original Issue Date for an amount equal to the “issue price” of the Outperformance PLUS and sold such amount of XLP Staples Shares upon the date of sale, exchange, or settlement of the Outperformance PLUS at fair market value.  Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the Outperformance PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Outperformance PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Outperformance PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Outperformance PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Outperformance PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Outperformance PLUS, other alternative federal income tax characterizations or treatments of the Outperformance PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Outperformance PLUS.  It is possible, for example, that the Outperformance PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.

In addition, on December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the Outperformance PLUS).  The notice focuses in particular on whether to require U.S. Holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; and whether these investments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly on a retroactive basis.  Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Outperformance PLUS and the proceeds from a sale or other disposition of the Outperformance PLUS unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of the Outperformance PLUS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Outperformance PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Outperformance PLUS

In general.  Assuming the characterization and treatment of the Outperformance PLUS as set forth above is respected, a Non-U.S. Holder of the Outperformance PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS.  If all or any portion of the Outperformance PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Outperformance PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of the Outperformance PLUS (or a financial institution holding the Outperformance PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

However, among the issues addressed in the notice described in “Certain U.S. Federal Income Tax Consequences – Possible Alternative Tax Treatments of an Investment in the Outperformance PLUS” is the degree, if any, to which any income realized by Non-U.S. Holders with respect to instruments such as the Outperformance PLUS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Outperformance PLUS, possibly on a retroactive basis. Accordingly, prospective investors are urged to consult their own tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including the possible implications of this notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Outperformance PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Outperformance PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Outperformance PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Outperformance PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

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